Exhibit 10.2

EXECUTION VERSION

October 14, 2016

By Mail

Linda H. Blair

c/o ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Re:  Amendment to Employment Agreement

Dear Linda:

As we discussed, we are pleased to confirm your appointment as President and Chief Executive Officer of ITC Holdings Corp. (the “Company”), International Transmission Company and any of their subsidiaries and/or affiliates that the board of directors of the Company (the “Board”) designates (collectively, the “Employer”), effective as of November 1, 2016. In this regard, effective as of such date, this letter hereby amends and modifies your employment agreement, dated December 21, 2012 (the “Employment Agreement”), with the Company as follows:

1.              Effective November 1, 2016, your position will be President and Chief Executive Officer of the Employer, and you will have such duties and authority as the Board determines from time to time. In addition, now that you will be the Chief Executive Officer, the items listed in Section 2(b) of the Employment Agreement will now require Board consent (instead of consent of the Chief Executive Officer).

2.              Effective November 1, 2016, your new term of employment will commence on November 1, 2016, and end on December 31, 2018, subject to the conditions set forth in the Employment Agreement; provided, however, that such period of employment will automatically be extended for successive one-year periods unless you or the Employer, at least thirty (30) days prior to the end of any such period, provides written notice to the other party of the intent not to extend such period of employment for any additional one-year period.

3.              Effective November 1, 2016, your annual base salary will be $725,000.

4.              Effective November 1, 2016, your long term incentive value has been set at 250% of base salary, subject to plan terms and conditions as approved by the Board. Your target Annual Bonus (as defined under the Employment Agreement) remains unchanged as the percentage of base salary as established by the Board (generally 100% of base salary).

This letter and the Employment Agreement (and any policies referenced therein) sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements, arrangements and understandings, written or oral, relating to the matters set forth in this letter and the Employment Agreement.  Except as expressly modified by this letter, all terms and provisions of the Employment Agreement shall continue unchanged and in full force and effect.  You acknowledge that no promises or representations, oral or written, have been made regarding your employment other than those expressly stated herein, and that you have not relied on any other promises or representations relating to your employment in signing this letter.

This letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

Please sign and date this letter below and return the signed and dated letter to me on or before October 14, 2016 to acknowledge this change in the terms and conditions of your employment, as previously set forth in the Employment Agreement.

We thank you for and look forward to your continued service with the Company.

Sincerely,

ITC Holdings Corp.

/s/ Christine Mason Soneral

By: Christine Mason Soneral
Title: SVP and General Counsel

ACKNOWLEDGED & AGREED:

/s/ Linda H. Blair
Linda H. Blair

Date:	10/14/16